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                           CONSENT OF INDEPENDENT AUDITORS



We consent to the inclusion in the Registration Statement on Form S-4, the Proxy Statement-Prospectus of First Merchants Corporation relating to the issuance of securities in the proposed merger of Anderson Community Bank into Pendleton Banking Company (to be renamed The Madison Community Bank), a wholly owned subsidiary of First Merchants Corporation, of our report, dated December 9, 1998, on the financial statements of Anderson Community Bank as of December 31, 1997 and 1996 and for the year ended December 31, 1997. We also consent to the reference to our firm appearing under the heading "Experts" in the Prospectus.

                               Crowe, Chizek and Company LLP

January 4, 1999
Indianapolis, Indiana


                                     Ex. 23(b)-1